Exhibit 99.1

                      Technical Communications Corporation
        Reports Results for the Third Fiscal Quarter Ended June 30, 2007

     CONCORD, Mass.--(BUSINESS WIRE)--August 7, 2007--Technical Communications Corporation (OTCBB: TCCO.OB) today announced its results for its third fiscal quarter ended June 30, 2007. For the quarter ended June 30, 2007, the Company reported net income of $109,000, or $0.08 per share, on revenue of $1,120,000, as compared to net income of $114,000, or $0.08 per share, on revenue of $1,133,000 for the quarter ended June 24, 2006. For the nine months ended June 30, 2007, the Company reported net income of $304,000, or $0.22 per share, on revenue of $3,169,000, as compared to a net loss of $(149,000) or $(0.11) per share, on revenue of $3,052,000 for the same period in fiscal 2006.

     During the first fiscal quarter of 2007, the Company adopted the provisions of SFAS No. 123R, which requires the recognition of stock-based compensation in net income for the period. As a result, included in net income for the quarter and nine months ended June 30, 2007 is a non-cash expense of $(25,000), or $(0.02) per share and $(74,000), or $(0.05) per share, respectively, for stock-based compensation. The Company elected to adopt the provisions of SFAS No. 123R on a prospective basis; therefore, no corresponding expense has been reflected in fiscal 2006.

     Commenting on corporate performance, Carl H. Guild, Jr., President and Chief Executive Officer of TCC said, "Revenues in the third quarter of fiscal 2007 reflected the continuing strong sales of our radio encryption products. During the third quarter, the Company continued to deliver encryption modules to a major domestic manufacturer of military radios as part of a $1.2 million order received in the previous quarter. These radios, with TCC encryption, will be deployed in Afghanistan. Also during the period, the Company delivered over $250,000 of DSP9000RA's, our radio encryption system designed for shipboard applications to an integrator of fast patrol boats."

     Mr. Guild continued, "Our backlog as of today has risen to approximately $3,700,000 due largely to the recent receipt of a $1.4 million order for our DSP9000 radio encryptors. These encryptors will be used in conjunction with the customer's radios to provide a high level of communications security in Afghanistan. We believe this new deployment will significantly expand the ability of the Afghan, NATO and U.S. forces to communicate securely. TCC's family of radio encryptors provides a robust, highly reliable security solution for most radio systems operating in the HF, VHF and UHF bands and is a popular choice for achieving interoperability between a variety of radio brands."

     About Technical Communications Corporation

     TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC's security solutions protect information privacy on every continent in over 110 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

     Statements made in this press release, including any discussion of our anticipated operating results, financial condition and earnings, including statements about the Company's ability to achieve and sustain growth and profitability, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as "anticipates," "believes," "expects," "may," "plans" and "estimates," among others, involve known and unknown risks. The Company's results may differ significantly from the results expressed or implied by such forward-looking statements. The Company's results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Quarterly Report on Form 10-QSB for the fiscal quarters ended March 31, 2007 and December 30, 2006 and the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2006.


                 Technical Communications Corporation
               Condensed consolidated income statements

                                                    Quarter ended
                                                     (unaudited)

                                                  6/30/07    6/24/06
                                                 ---------  ---------
Net sales                                       $1,120,000 $1,133,000
Gross profit                                       750,000    677,000
S, G & A expense                                   407,000    332,000
Product development costs                          259,000    250,000
Operating income                                    84,000     95,000
Net income                                      $  109,000 $  114,000
Net income per share:
         Basic                                  $     0.08 $     0.08
         Diluted                                $     0.07 $     0.07

                                                  Nine months ended
                                                     (unaudited)

                                                  6/30/07    6/24/06
                                                 ---------  ---------
Net sales                                       $3,169,000 $3,052,000
Gross profit                                     2,252,000  1,808,000
S, G & A expense                                 1,267,000  1,198,000
Product development costs                          746,000    797,000
Operating income (loss)                            239,000   (187,000)
Net income (loss)                               $  304,000 $ (149,000)
Net income (loss) per share:
          Basic                                 $     0.22 $   ( 0.11)
          Diluted                               $     0.20 $   ( 0.11)


                Condensed consolidated balance sheets

                                                  6/30/07    9/30/06
                                                ----------- ----------
                                                (unaudited)
Cash                                             $2,140,000 $1,871,000
Accounts receivable, net                            296,000    206,000
Inventory                                         1,782,000  1,505,000
Other current assets                                112,000     92,000
                                                  ---------  ---------
     Total current assets                         4,330,000  3,674,000
Property and equipment, net                          97,000     83,000
                                                  ---------  ---------
   Total assets                                  $4,427,000 $3,757,000
                                                  =========  =========

Accounts payable                                 $   81,000 $  114,000
Accrued expenses and other current liabilities
                                                    730,000    413,000
                                                  ---------  ---------
     Total current liabilities                      811,000    527,000
     Total stockholders' equity                   3,616,000 3,230,000
                                                  --------- ----------
Total liabilities and stockholders' equity       $4,427,000 $3,757,000
                                                  ========= ==========


     CONTACT: Technical Communications Corporation
              Michael P. Malone, 978-287-5100
              Chief Financial Officer
              www.tccsecure.com